Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 26, 2012
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS SECOND QUARTER 2012 RESULTS

St. Paul, Minn (7/26/12)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2012. Revenue for the second quarter was $2,012,000, up sequentially from $1,890,000 in the first quarter of 2012. Net loss for the second quarter was $483,000, or $0.04 per share, as compared to a net loss of $623,000, or $0.06 per share, in the first quarter of 2012. The net loss for the first quarter of 2012 included a $159,000 restructuring charge related to a workforce reduction implemented in January.

“We are pleased with the progress of evaluations of our VMAX test handler at two top ten analog manufacturers,” said Joseph C. Levesque, president and CEO of Aetrium Incorporated. “In addition, it appears that semiconductor production levels continued to increase during the second quarter and industry analysts are forecasting continued growth in the second half of 2012, which should further reduce excess capacity within the industry and lead to increased demand for production-based equipment. Accordingly, we are anticipating that the demand for our test handler products will improve in the second half of the year.

 “We continue to be pleased with the interest in and demand for our reliability test products as our customers continue to invest in emerging technologies,” continued Mr. Levesque. “Sales are running about 25% ahead of last year and we sold test systems to three new customers in the second quarter. We expect these products to continue to do well throughout 2012.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2011.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2012	2011	2012	2011

Net sales	$2,012	$3,319	$3,902	$5,179
Cost of goods sold (1)	1,073	2,108	2,042	2,929
Gross profit	939	1,211	1,860	2,250
Gross profit percent	46.7%	36.5%	47.7%	43.4%

Operating expenses:
Selling, general and administrative (1)	1,061	1,193	2,178	2,372
Research and development (1)	361	626	790	1,229
Total operating expenses	1,422	1,819	2,968	3,601

Loss from operations	(483)	(608)	(1,108)	(1,351)
Interest income, net	-	9	2	22
Loss before income taxes	(483)	(599)	(1,106)	(1,329)
Income taxes	-	-	-	-

Net loss	$(483)	$(599)	$(1,106)	$(1,329)

Loss per share (basic and diluted)	$(0.04)	$(0.06)	$(0.10)	$(0.12)

Weighted average common shares outstanding (basic and diluted)	10,781	10,781	10,781	10,781

(1)	Operating results for the six months ended June 30, 2012 include severance charges related to a workforce reduction as follows:
Cost of goods sold	$48
Selling, general and administrative expenses	39
Research and development expenses	72
Total severance charges	$159

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$4,267	$5,008
Accounts receivable, net	935	1,324
Inventories	7,070	7,731
Other current assets	137	53
Total current assets	12,409	14,116

Property and equipment, net	200	109

Other asset	24	30

Total assets	$12,633	$14,255

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$219	$506
Other current liabilities	652	1,051
Total current liabilities	871	1,557

Noncurrent liabilities	306	256

Shareholders' equity	11,456	12,442

Total liabilities and shareholders' equity	$12,633	$14,255